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                                    EXHIBIT 1

SEATTLE, Jan. 30 /PRNewswire/ -- PathoGenesis Corp. (Nasdaq: PGNS) today announced the results of its Phase III clinical trials of TOBI(TM) (tobramycin for inhalation) for treatment of chronic Pseudomonas aeruginosa lung infections in people with cystic fibrosis.

         PathoGenesis conducted two double-blind, placebo-controlled Phase III clinical trials of its TOBI drug. A total of 468 patients in 69 cystic fibrosis care centers in the U.S. completed the trials. Treatment with the drug or a placebo was intermittent for six months, with patients on 300 mg. of aerosolized treatment twice daily for four weeks, then off therapy for four weeks. During the trials, patients continued to be treated with standard therapies as symptoms warranted. The primary end point studied was lung function, as measured by forced expiratory volume at one second (FEV1). A secondary end point measured was hospitalization days.

         Compared with placebo, TOBI improved lung function in the two pivotal trials, resulting in an improvement of more than 11 percent by the end of the six-month study period. The mean number of hospitalization days across both studies declined 36 percent to 5.2 days for the TOBI group versus 8.2 days for the placebo group. Observed bacterial counts in the sputum (phlegm) of patients taking TOBI declined, while observed bacterial counts increased in the placebo group. Over the six-month study period, the difference in observed bacterial density between the two groups was 10-fold. The foregoing data were statistically significant when analyzed on an "intent to treat" basis.

         Reported adverse events were comparable between the groups taking TOBI and the placebo. In TOBI patients, the presence of pseudomonal bacteria potentially resistant to levels of tobramycin in the lungs achieved by aerosol administration was low: 4 percent at the beginning and 5.4 percent at the end of the trial.

         All patients who completed the Phase III clinical trials were eligible for a follow-on program, allowing them to receive TOBI treatment for another 12-month period. More than 85 percent of the patients chose to participate. This program allows PathoGenesis to gather longer-term safety and efficacy data.

         PathoGenesis intends to file a new drug application for TOBI with the Food & Drug Administration (FDA) in the second quarter of 1997. The principal investigator, Dr. Bonnie Ramsey of Children's Hospital, Seattle, expects to make a scientific presentation of the data at a Cystic Fibrosis Foundation meeting on March 5-7.

         "The success of the study demonstrates what can be accomplished when dedicated researchers, caregivers and the biotechnology industry work together with a common goal," said Robert J. Beall, Ph.D., president and chief executive officer of the Cystic Fibrosis Foundation.

         "We are delighted to announce these results -- and to be developing a product that may significantly improve patients' quality of life," said Wilbur
H. Gantz, chief executive officer of PathoGenesis. "Our company's goal is to focus on treating serious infectious diseases where there's
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a real need for better treatments. With TOBI as our lead drug, we feel strongly that we're accomplishing our goal."

         "We look forward to a review of our results by the FDA and the scientific community," said Dr. Bruce Montgomery, senior vice president of research and development at PathoGenesis. "In addition, I want to take this opportunity to thank the clinical investigators, especially those from Children's Hospital in Seattle, for their contributions. Credit is also due to the Cystic Fibrosis Foundation, which sponsored the initial research on aerosolized tobramycin and encouraged us to pursue the idea."

         TOBI is a stable, premixed, proprietary formulation of the antibiotic tobramycin for delivery by inhalation using a nebulizer. Tobramycin, a broad-spectrum antibiotic, has been administered intravenously to cystic fibrosis patients with lung infections for more than 20 years. However, its use has been limited to patients hospitalized for acute flare-ups of their chronic lung infections primarily because severe kidney damage or hearing loss can result from extended intravenous treatment. Conversely, delivery by inhalation permits application of much higher concentrations than intravenous administration, since the drug is deposited directly to the site of infection in the lungs with little absorption into the bloodstream. TOBI is designed to expand the use of tobramycin beyond short-term hospitalizations to long-term, home administration to suppress the life-threatening pseudomonal infections that are common in cystic fibrosis patients. Cystic fibrosis affects about 30,000 people in the U.S., according to the Cystic Fibrosis Foundation, and about 25,000 in Europe, according to European health authorities. PathoGenesis has received a U.S. formulation patent for TOBI and an orphan drug designation from the FDA for inhaled tobramycin to treat pulmonary infections in people with cystic fibrosis.

         PathoGenesis Corp. develops drugs for treating serious infectious diseases where there is a significant need for improved therapy. The company is currently developing TOBI (tobramycin for inhalation) for treating chronic lung infections in bronchiectasis patients, as well as TOBI, PA-1648 and PA- 824 for treating tuberculosis infections. The company has offices in Seattle; Skokie, Ill.; and Annandale, N.J. PathoGenesis' Seattle headquarters can be reached by dialing 206-467-8100.

         The Cystic Fibrosis Foundation is a nonprofit voluntary health organization. Its mission is to develop the means to a cure and control of cystic fibrosis while improving the quality of life for those with the disease today. Early studies into the potential for aerosolized tobramycin were supported by a grant from the foundation.

         Note: This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading "Risk Factors" in the company's prospectus dated April 25, 1996, which was filed with the Securities and Exchange Commission.